Exhibit 99.1

Press Release

Albemarle Announces Election of New Board Member

RICHMOND, VA. Albemarle Corporation (NYSE: ALB) announced today the election of Harriett Tee Taggart to its Board of Directors.

“It a great privilege to add Tee to our Board of Directors. She brings a wealth of insight on chemical companies, global investing, and the thinking of the institutional shareholder base. Tee will be a unique, independent, and immediately contributing member of the board,” said William M. Gottwald, chairman of Albemarle.

Taggart recently retired as a partner and senior vice president at Wellington Management LLC, a global investment company with over $500 billion in assets under management for pension fund, endowments, and mutual fund clients. Over the last decade, Taggart had firm-wide responsibility for global investments in publicly traded stocks of companies in specialty and basic chemicals.

Taggart holds a PhD from Massachusetts Institute of Technology (MIT) and a Masters from Harvard University. She serves as a Trustee of Reed College, and is a member of the Dean’s Leadership Advisory Council at Harvard’s Kennedy School.

Albemarle Corporation, headquartered in Richmond, Virginia, is a leading global developer, manufacturer and marketer of highly engineered specialty chemicals for consumer electronics; petroleum and petrochemical processing; transportation and industrial products; pharmaceuticals; agricultural products; and construction and packaging materials. The Company operates in three business segments—Polymer Additives, Catalysts and Fine Chemicals, and serves customers in approximately 100 countries. Learn more about Albemarle at http://www.albemarle.com.

For more information:

Albemarle Corporation, Ms. Nicole Daniel, Investor Relations, +1 804 788 6096 or nicole.daniel@albemarle.com

Albemarle Corporation, Ms. Sherry Knapp, Investor Relations, + 1 804 788 6107 or sherry.knapp@albemarle.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Albemarle Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K.